Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 18, 2009, with respect to the combined financial statements for the carved-out surface mining operations of Phoenix Coal Inc., included in the Registration Statement (Form S-1) and related Prospectus of Oxford Resource Partners, LP for the registration of its common units representing limited partnership interests.
/s/ Ernst & Young LLP
Louisville, Kentucky
March 24, 2010